Financial Institution Excess Bond
Bond Number 626-031876-6 Issued To:
Allianz Funds
July 1, 2008
To
July 1, 2009
Crime & Financial Institutions
Crum & Forster
305 Madison Avenue
PO Box 1973
Morristown, NJ 07960-1973
(973) 490-6830

UNITED STATES FIRE INSURANCE COMPANY A DELAWARE CORPORATION HOME OFFICE: WILMINGTON, DELAWARE (A Capital Stock Company)
305 Madison Avenue, Morristown, NJ 07962

Policy Number: 626-031876-6
FOLLOW FORM EXCESS CRIME INSURANCE POLICY
A.	In consideration of the payment of the premium, in reliance upon the statements and information you furnished us and subject to the provisions, terms and conditions contained in the primary policy, as in effect on the inception date of this policy, the United States Fire Insurance Company (referenced throughout the policy as “we”, “us” and “our) agrees with the Insured,
ALLIANZ FUNDS
680 Newport Center Drive, Ste 250
Newport Beach, CA 92660
(more fully set forth in the primary policy and referenced throughout this policy as “you” and “your”), to pay you, up to our Limit of Insurance, for loss which is insured under the primary policy but exceeds the per loss Limits of Insurance under the primary policy together with other underlying insurance, as stated in G., below.
B.	However, with respect to the Limit of Insurance available under this policy together with all underlying insurance, if a Sub-Limit of Insurance applies to a loss under the underlying insurance that is lower than the sum of the largest stated per loss Limits of Insurance set forth in G., below, for all underlying insurance, this policy will not serve to increase the Limit of Insurance available with respect to such loss beyond that stated Sub-Limit.

C.	Subject to the foregoing, we will pay only the amount of such loss that is in excess of the applicable Limits of Insurance of all underlying insurance plus any applicable deductible set forth under the primary policy. The payment of claims under the underlying insurance shall include the payment of covered court costs and attorneys’ fees to the extent they erode the Limits of Insurance under such policies.

D.	You retain the risk that any underlying insurance is uncollectible (in whole or in part) whether from the financial impairment or insolvency of the underwriter or from any other cause. Under no circumstances will your inability to collect underlying insurance increase our liability under this policy.

E.	Any changes to the primary policy that would have the effect of increasing our liability or decreasing our attachment point under this policy will not be binding on us until we have agreed in writing to accept them.

F.	This policy is effective from 12:01 a.m. on July 1, 2008 until 12:01 a.m. on July 1, 2009 (both times local time at your address shown above), unless terminated earlier in accordance with the termination or cancellation provisions of the primary policy.

G.	The primary policy is: National Union Fire Insurance Company of Pittsburgh, Pa. Bond # 6214333 with a per loss limit of $25,000,000 excess a per loss deductible of $250,000.

Underlying insurance is the primary policy and the following policies written in excess of it:
Great American Insurance Company Bond # FS 559-46-74-01 with a per loss limit of $25,000,000 excess $25,000,000.
H.	Our Limit of Insurance effective July 1, 2008 is $20,500,000 excess $50,000,000 any one loss.

I.	The premium for the term of this policy is: $28,653

J.	By acceptance of this Policy, you give us notice canceling prior policy No(s) 626-030976-6 the cancellation to be effective at the time this policy becomes effective.

In witness of this, we have caused this policy to be signed below by our President and Secretary.

SIGNATURE	SIGNATURE

Joseph F. Braunstein, Jr.	Felicia Garland
President	Secretary

June 27, 2008	BY:

(Date)		(Authorized Representative)

U.S. TREASURY DEPARTMENT’S OFFICE OF
FOREIGN
ASSETS CONTROL (“OFAC”)
ADVISORY NOTICE TO POLICYHOLDERS
No coverage is provided by this policyholder notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your declarations page for complete information on the coverages you are provided.
This Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. Please read this Notice carefully.
The Office of Foreign Assets Control (OFAC) administers and enforces sanctions policy, based on Presidential declarations of “national emergency”. OFAC has identified and listed numerous:
•	Foreign agents;

•	Front organizations;

•	Terrorists;

•	Terrorist organizations; and

•	Narcotics traffickers;
as “Specially Designated Nationals and Blocked Persons”. This list can be located on the United States Treasury’s web site - http//www.treas.gov/ofac.
In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

ELECTRONIC SIGNATURE PAGE
The purpose of the electronic signature is to assure you and us that the attached policy has not been altered since we issued it. Once the signature is affixed, any change invalidates the signature.
The origin of the signature, itself, can be verified by use of the appropriate public key encryption file. You can either request that file from the underwriter or, once you are satisfied as to the source of this document, you can import the electronic identity directly into your pdf reader from this file.

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